Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 24, 2021 relating to the financial statements of ProQR Therapeutics N.V. and the effectiveness of ProQR Therapeutics N.V.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of ProQR Therapeutics N.V. for the year ended December 31, 2020. We also, consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte Accountants B.V.

Amsterdam, The Netherlands

February 25, 2022